                                   EXHIBIT 99

                    BOSTON BEER REPORTS FIRST QUARTER VOLUME,
                              REVENUE AND EARNINGS

BOSTON, MA (4/15/03) -- The Boston Beer Company, Inc. (NYSE: SAM) today announced first quarter 2003 volume, revenue and earnings compared to the first quarter 2002.

1ST QUARTER RESULTS

For the 13 week period ended March 29, 2003, The Boston Beer Company recorded net sales of $45.3 million, a 0.7% decline from the 1st quarter in 2002. Net revenue per barrel increased by 1.1% during the quarter due to product mix changes and normal price increases. As reflected on the following chart, reported sales volume for the period was 270,000 barrels, a 1.8% decline from prior year.

Barrels                                Q1-2003               Q1-2002                  %Chg
                                    -------------         -------------               ----

Total Boston Beer Brands                 269,000               274,000                -1.8%
3rd Party Contract Brewing                 1,000                 1,000                   0%
                                         -------               -------               -----
Total Company                            270,000               275,000                -1.8%

The Company recorded a net loss of ($109,000) or ($.01) per diluted share for the quarter versus net income of $1.3 million and $.08 per diluted share for the same period last year. Gross margins as a percent of net sales were 58.6% as compared to 59.5% in the prior year first quarter. The decrease in gross profit is due to a combination of factors including adjustments to the returns allowance to reflect increased wholesaler inventories particularly of Seasonals; and increased brewery operating costs in Cincinnati, that were partially offset by normal price increases. Operating expenses for the quarter were up 8% in comparison to the same period last year. Significant changes in operating expenses included increased advertising and promotional expenses, primarily related to the continued support of Sam Adams Light(R). Other operating expenses were consistent with normal cost inflation compared to the 1st quarter of 2002.

Boston Beer Brand distributor sales to retail (depletions) totaled 252,000 barrels, approximately a 2% increase from the same period 2002. Shipments and orders in-hand suggest that core shipments for April and May 2003 will be down approximately 13% as compared to the same period 2002. Actual shipments for the current quarter may differ, however, and no inferences should be drawn with respect to shipments in future periods.

Jim Koch, Chairman of The Boston Beer Company, said, "The first quarter 2003 was a challenging quarter for the beer industry, driven primarily by soft on-premise business. Wholesaler-reported depletion volume for Boston Beer brands grew at a rate below that expected during the first quarter, probably due to a combination of weak economy and consumer confidence, tough weather conditions in the Northeast, and recent world events. This shortfall to expectations has impacted orders in-hand for April and May. Shipment volume during the first half of 2003 is now anticipated to be down single-digits as compared to the first six months of 2002, due to declines accross all Samuel Adams brands, except for Sam Adams Light, resulting from difficult business conditions and other inventory build factors in the first half of 2002. Sam Adams Light continues to contribute approximately 20% of the Company's volume and we were delighted that Sam Adams Light has been chosen by Market Watch magazine as a "Hot

Brand" in 2002. We are actively working to minimize the cannibalization of Samuel Adams Boston Lager and Seasonals by Sam Adams Light which has affected our total growth rate, and to grow the entire Samuel Adams Family in this difficult business climate. We continue to expect earnings improvement for the full year of 2003 as compared to 2001."

Martin Roper, Boston Beer President and CEO, reported on the Company's initiatives, "We are encouraged by the results of the Sam Adams Light rollout and its long-term potential. Our strategy is to maximize total family growth, through continued investment behind our brands on the media that is most effective for the messaging. In the last three months we have introduced a new radio campaign for Sam Adams Light and a new TV campaign for Samuel Adams Boston Lager. We believe that the Samuel Adams Boston Lager TV will support the entire Samuel Adams Brand Family with a quality message, while we continue to maximize the opportunity behind Sam Adams Light with radio and other support. We believe this approach positions us well for growth. Assuming pricing stability, with some potential improvements on costs, we should see slightly higher margins than 2002 for the full year."

During the first quarter of 2003, the Company repurchased 365,000 shares of its Class A Common Stock for an aggregate purchase price of $5.0 million. In April 2003, the Company's Board of Directors increased the aggregate expenditure limitation on the Company's Class A Common Stock from $50.0 million to $60.0 million. As of April 15, 2003, the Company has $10.0 million remaining on the authorized share buyback expenditure limit. Since the beginning of the share repurchase program, the Company has repurchased a total of approximately 5.4 million shares of its Class A Common Stock for an aggregate purchase price of $49.9 million through April 15, 2003. As of April 15, 2003, the Company has 11.4 million shares of Class A Common Stock outstanding and 4.1 million shares of Class B Common Stock outstanding.

The Boston Beer Company is America's leading brewer of world-class beer. Founded in 1984 by sixth-generation brewer Jim Koch, the Company has won more than 500 international awards for its better-tasting beers. Samuel Adams Boston Lager(R) is the Company's flagship brand, celebrated worldwide for its high-quality ingredients and traditional brewing techniques. The result is a beer renowned by drinkers for its full flavor, balance, complexity, and consistent quality. For more information, visit the web-site at www.samadams.com or visit www.bostonbeer.com for financial information.

Statements made in this press release that state the Company's or management's intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It is important to note that the Company's actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company's SEC filings, including but not limited to the Company's report on Form 10-K for the year ended December 28, 2002 and for December 29, 2001. Copies of these documents may be obtained by contacting the Company or the SEC.

Tuesday, April 15, 2003

                          THE BOSTON BEER COMPANY, INC.

                                FINANCIAL RESULTS

                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

OPERATING RESULTS:

                                                                      (unaudited)
                                                                     QUARTER ENDED
                                                            MARCH 29,          MARCH 30,
                                                              2003               2002
                                                            --------           --------
Barrels sold                                                     270                275
Gross sales                                                 $ 50,123           $ 50,478
Less excise taxes                                              4,804              4,818
                                                            --------           --------
Net sales                                                     45,319             45,660
Cost of goods sold                                            18,772             18,512
                                                            --------           --------
Gross profit                                                  26,547             27,148
Advertising, promotional and selling expenses                 23,310             21,685
General and administrative expenses                            3,803              3,419
                                                            --------           --------
Total operating expenses                                      27,113             25,104
                                                            --------           --------
Operating (loss) income                                         (566)             2,044
Interest income, net                                             394                199
Other income, net                                                 (8)                (6)
                                                            --------           --------
(Loss) income before income taxes                               (180)             2,237
Provision (benefit) for income taxes                             (71)               917
                                                            --------           --------
Net (loss) income                                           $   (109)          $  1,320
                                                            ========           ========

Net (loss) income per share - basic                         $  (0.01)          $   0.08
                                                            ========           ========
Net (loss) income per share - diluted                       $  (0.01)          $   0.08
                                                            ========           ========

Weighted average number of common shares - basic              15,734             16,352
                                                            ========           ========
Weighted average number of common shares - diluted            15,991             16,695
                                                            ========           ========

     COPIES OF THE BOSTON BEER COMPANY'S PRESS RELEASES, INCLUDING QUARTERLY
      FINANCIAL RESULTS, ARE AVAILABLE ON THE INTERNET AT WWW.SAMADAMS.COM

                    CONFERENCE CALL BEGINS AT 4:00 P.M. (ET)
                    DIAL IN # (630) 395-0040 PASSWORD: BOSTON

                     Contact: Kara Rappaport (617) 368-5108

CONSOLIDATED BALANCE SHEETS:

                                                                                           (unaudited)
                                                                                   MARCH 29,        DECEMBER 28,
                                                                                     2003              2002
                                                                                 ------------      ------------
Assets
     Current Assets:

          Cash and cash equivalents                                                $  11,608       $  20,608
          Short-term investments                                                      35,187          32,001
          Accounts receivable, net of allowance for doubtful accounts of
               $687 and $689 as of March 29, 2003 and December 28, 2002,
               respectively                                                           17,986          17,830
          Inventories                                                                 10,741           8,342
          Prepaid expenses                                                             1,305           1,284
          Deferred income taxes                                                        1,959           1,959
          Other current assets                                                         1,484           1,513
                                                                                 ------------      ------------
               Total current assets                                                   80,270          83,537

     Property, plant and equipment, net                                               19,650          20,202
     Other assets                                                                      1,472           1,690
     Goodwill                                                                          1,377           1,377
                                                                                 ------------      ------------
               Total assets                                                        $ 102,769       $ 106,806
                                                                                 ============      ============
Liabilities and Stockholders' Equity
     Current Liabilities:

          Accounts payable                                                         $  11,914       $   8,997
          Accrued expenses                                                            13,570          15,874
                                                                                 ------------      ------------
               Total current liabilities                                              25,484          24,871

     Deferred income taxes                                                             2,406           2,406
     Other long-term liabilities                                                         697             697

     Commitments and Contingencies

     Stockholders' Equity

          Class A Common Stock, $.01 par value;
               22,700,000 shares authorized; 16,744,604 and 16,674,556 issued
               as of March 29, 2003 and December 28, 2002, respectively                  167             166
          Class B Common Stock, $.01 par value;
               4,200,000 shares authorized; 4,107,355 issued and outstanding              41              41
          Additional paid-in capital                                                  59,893          59,144
          Unearned compensation                                                         (334)           (189)
          Other comprehensive income                                                     268             419
          Retained earnings                                                           64,091          64,200
          Treasury stock, at cost
               5,377,067 and 5,011,947 shares as of March 29, 2003 and
               December 28, 2002, respectively                                       (49,944)        (44,949)
                                                                                 ------------      ------------
               Total stockholders' equity                                             74,182          78,832
                                                                                 ------------      ------------
               Total liabilities and stockholders' equity                          $ 102,769       $ 106,806
                                                                                 ============      ============

CONSOLIDATED STATEMENTS OF CASH FLOWS:

                                                                                            (unaudited)
                                                                                          QUARTER ENDED
                                                                                     -----------------------
                                                                                      MARCH 29,      MARCH 30,
                                                                                        2003           2002
                                                                                     --------       --------
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net (loss) income                                                               $   (109)      $  1,320
     Adjustments to reconcile net income to net cash from operating activities:
          Depreciation and amortization                                                 1,383          1,373
          Loss (gain) on disposal of fixed assets                                          --           (110)
          Stock option compensation expense                                                22             25
     Changes in assets and liabilities:
          Accounts receivable                                                            (156)          (786)
          Inventories                                                                  (2,399)          (858)
          Prepaid expenses                                                                (21)           192
          Other current assets                                                             98             84
          Other assets                                                                     --             37
          Accounts payable                                                              2,917         (2,109)
          Accrued expenses                                                             (2,304)        (1,503)
          Other long-term liabilities                                                     132            (80)
                                                                                     --------       --------
               Net cash used in operating activities                                     (437)        (2,415)
                                                                                     --------       --------

CASH FLOWS FROM INVESTING ACTIVITIES:
     Purchases of property, plant and equipment                                          (595)          (570)
     Proceeds on disposal of fixed assets                                                  --            180
     Maturities of held-to-maturity investments                                            --          2,028
     Purchases of available-for-sale securities                                        (3,337)        (5,000)
     Purchases of held-to-maturity securities                                              --         (8,973)
                                                                                     --------       --------
               Net cash used in investing activities                                   (3,932)       (12,335)
                                                                                     --------       --------

CASH FLOWS FROM FINANCING ACTIVITIES:

     Purchase of treasury stock                                                        (4,995)            --
     Proceeds from exercise of stock options                                              320            119
     Net proceeds from the sale of Investment Shares                                       44             25
                                                                                     --------       --------
               Net cash (used in) provided by financing activities                     (4,631)           144
                                                                                     --------       --------

Change in cash and cash equivalents                                                    (9,000)       (14,606)

Cash and cash equivalents at beginning of period                                       20,608         45,838
                                                                                     --------       --------
Cash and cash equivalents at end of period                                           $ 11,608       $ 31,232
                                                                                     ========       ========
Supplemental disclosure of cash flow information:
     Interest paid                                                                   $     --       $     --
                                                                                     ========       ========
     Taxes paid                                                                      $  1,073       $    845
                                                                                     ========       ========